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                                                                   Exhibit 10.7


June 11, 1997


Mr. Allan Coon
5 Kiowa Road
Salem, NY 03079


Dear Al:

You are a valued employee of our Company and have earned the Vice Presidency to which you were appointed on December 13, 1995 by the Herley Board of Directors. In consideration of your efforts on behalf of our Company, we are pleased to offer the following Severance Agreement, which will be ratified by the Board of Directors at its next meeting:

1. If your employment is terminated at any time within two years from this date for reasons other than as stated in Paragraph 3 below, you will receive a lump-sum payment equivalent to two years base pay.

2. If your employment is terminated after two years, but less than five years from this date, for reasons other than stated in Paragraph 3 below, you will receive a lump sum payment equivalent to one year base pay.

3. If your employment is terminated for cause, which shall be for the commission of an act of moral turpitude materially adversely affecting the financial condition of the Company or a breach of your fiduciary responsibilities as an officer of the Company, which shall materially adversely affect the financial condition of the Company, the Company will be under no obligation to, nor will the Company make any payments under this severance agreement.

Sincerely,

HERLEY INDUSTRIES, INC.



Myron Levy
President

ML/mmg

cc: L. Blatt